UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2023
CNX Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center
1000 Horizon Vue Drive
Canonsburg, Pennsylvania 15317

(Address of principal executive offices)
(Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Bedard as Executive Vice President, General Counsel and Secretary

The Board of Directors announced that it has appointed Mr. Timothy S. Bedard as the Executive Vice President, General Counsel and Secretary of CNX Resources Corporation (“CNX” or the “Company”) effective December 22, 2023 (the “Effective Date”). Most recently Tim served as the head of legal for Visa’s Value Added Services business unit where he led a team of lawyers and legal professionals responsible for all legal and regulatory issues related to Visa’s Value Added Services. Prior to his Value Added Services role, Tim served as Visa’s chief IP counsel where he led a worldwide team of lawyers and IP professionals responsible for IP licensing, patent litigation, technology transactions, M&A-related IP issues, and patent preparation and prosecution. Prior to Visa, Tim spent a decade leading IP strategy across Johnson & Johnson’s medical device operating companies. Tim began his legal career as an IP litigator at Kirkpatrick & Lockhart, now K&L Gates LLP. Tim has been named to IAM’s Strategy 300: World’s Leading IP Strategists as well as Managing IP’s Corporate IP Stars. Prior to law school Tim served as an officer in the U.S. Navy. Tim holds a BS in Industrial Engineering from the University of Pittsburgh, a Juris Doctor from the Duquesne University School of Law, and an MBA from Yale.

There are no arrangements or understandings between Mr. Bedard and any other persons pursuant to which he was selected as Executive Vice President, General Counsel and Secretary of the Company. Mr. Bedard does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Departure of Mr. Reyes as Executive Vice President, General Counsel and Secretary

On November 29, 2023, it was mutually agreed that Mr. Alexander J. Reyes, Executive Vice President, General Counsel and Secretary of CNX, will separate from service without cause from the Company. After over 16 total years of dedicated service and meaningful contributions to the Company in his many roles, Mr. Reyes will be pursuing other career opportunities. In connection with his departure, the Board of Directors approved CNX’s execution of an agreement with Mr. Reyes (the “Agreement”), dated November 29, 2023, pursuant to which the Company agreed to provide him the following severance payments and benefits: (i) a lump sum payment equal to $440,000.00 (less applicable withholdings and deductions), (ii) to vest by the date of the severance payment all unvested restricted stock units previously granted to him, (iii) to allow his performance share units to continue to vest and be paid, if at all, subject to attainment of the applicable performance goals as determined by the Compensation Committee after the end of the applicable performance period, and (iv) to pay his and his family’s health insurance premiums until the earlier of (A) December 31, 2024 and (B) the date upon which he becomes eligible for medical benefits from a new employer.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Agreement, dated November 29, 2023, by and between CNX Resources Corporation and Alexander J. Reyes
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CNX RESOURCES CORPORATION

By:    /s/ Alan K. Shepard
    Name: Alan K. Shepard
Title: Chief Financial Officer

Dated: December 1, 2023